EXHIBIT 99.1

Biostage Announces $5.1 Million Financing to Advance Clinical Trial

HOLLISTON, Mass., May. 13, 2022 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a cell-therapy biotechnology company with successful first-in-human experience in treating esophageal cancer (conducted at the Mayo Clinic and published last August) and FDA approval to commence a clinical trial of the Biostage Esophageal Implant for severe esophageal disease including cancer, today announced that it has raised approximately $5.1 million from new and existing investors in a private placement of its shares. Additional details are provided below.

The funds will be used to accelerate the clinical development of Biostage’s lead product candidate, the Biostage Esophageal Implant, or BEI. The FDA has approved a ten-patient phase one and phase two clinical trial to study the repair of damage to the esophagus in adults caused by cancer or injury. The FDA has indicated a willingness to consider expanding this clinical trial to include pediatric subjects with birth defects in the esophagus once the safety of the implant is shown in adults. Hence, the Company expects the repair of birth defects in the esophagus to be an additional indication for which Biostage will seek FDA approval.

Biostage is also developing other uses of its technology such as for treating cancer of the lung using the Biostage Bronchial Implant. Similar to how the BEI could be used to regenerate the esophagus, the Biostage Bronchial Implant would be used to regenerate a bronchus that has been surgically removed to treat bronchial cancer, injury or birth defects.

Biostage’s Interim Chief Executive Officer, Director and Chairman, David Green stated, “I am very pleased to welcome our new strategic investors and to thank our existing investors for their continued support. We look forward to making Biostage a success both for its patients and shareholders”.

Details of the Private Placement

On May 12, 2022, the Company entered into Securities Purchase Agreements (each a “Purchase Agreement”) with certain investors (the “Investors”) pursuant to which the Investors agreed to purchase in a private placement an aggregate of 854,771 shares of common stock and warrants to purchase 427,390 shares of common stock, subject to adjustment as provided in the warrant agreement (the “Warrants”), for the aggregate purchase price of $5.1 million with a purchase price per unit of $5.92 (the “Private Placement”). Each unit consisted of one share of common stock and a warrant to purchase one half of one share of common stock, subject to adjustment, as provided in the Warrants. The Company has received an aggregate of $4.8 million gross proceeds from the Private Placement through May 12, 2022, and expects to receive the remaining subscription amounts in the aggregate of $260,000 promptly following such date.

The Warrants have an exercise price of $8.88 per share, subject to adjustments, as provided under the terms thereof, and are immediately exercisable. The Warrants are exercisable until five years (5) from the issuance date.

The Warrants have certain adjustment provisions, including adjustments at the election of the holder that are triggered in the event that the Company closes a registered public offering within six months following the date of the warrants. If such public offering includes warrants, then the holder of the Warrant can elect to adjust the exercise price of the Warrant to match the exercise price of the warrant issued in the public offering, and the shares subject to the Warrant in relation to the warrant coverage in the public offering. If such public offering does not include warrants but is closed with a price per share lower than the price per share in the Private Placement, then the holder of the Warrant can elect to adjust the shares subject to the Warrant pursuant to a formula utilizing the difference between the price per share in the Private Placement and the price in the public offering, as well as the Black-Scholes value of a certain warrant at such time.

About Biostage.

Biostage is a clinical-stage biotech company that uses cell therapy to regenerate organs inside the human body to treat cancer, trauma and birth defects. We have performed the world's first regeneration of an esophagus in a human cancer patient. This surgery was performed at Mayo Clinic and was published in August 2021.

Biostage has 8 issued U.S. patents, 2 orphan-drug designations (which provide 7 years of market exclusivity in addition to any patents), and the possibility of 2 Priority Review Vouchers from the FDA.

Biostage's current goals include raising capital, uplisting from the OTC bulletin board to NASDAQ and beginning its clinical trial for repair of the esophagus in adults.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the capabilities and performance of our products and product candidates; our capital raising plans and expectations, including uplifting to NASDAQ; development expectations and regulatory approval of any of the Company's products, including those utilizing its Biostage Esophageal Implant technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Shunfu Hu

Vice President of Business Development
and Operations
774-233-7300
shu@biostage.com